Radian to Acquire Enhance Financial in a $540 Million Stock-for-Stock
                                   Transaction
                               Nov 14 2000 7:05

      PHILADELPHIA and NEW YORK, Nov. 14 /PRNewswire/ -- Radian Group Inc., Philadelphia (NYSE: RDN), today announced a definitive agreement to acquire Enhance Financial Services Group Inc., New York City (NYSE: EFS), in an all-stock transaction.

      The transaction, which has been approved by the boards of directors of both companies, calls for Enhance Financial stockholders to receive .22 shares of Radian common stock for each share of Enhance Financial common stock. Based on Radian's closing price of $64.19 on November 13, 2000, this represents $540 million in the aggregate.

      The transaction, which is expected to close in the first quarter of 2001, is subject to various regulatory approvals, as well as the approval of Radian and Enhance Financial stockholders and certain other conditions. It will be treated as a purchase for accounting purposes, and is anticipated to qualify as a tax-free reorganization for federal income tax purposes. The transaction is expected to be immediately accretive to Radian's earnings per share.

      The acquisition will further expand the scope of Radian Group's activities beyond its core business -- primary mortgage insurance -- into the broader areas of financial guaranty insurance and reinsurance. Enhance Financial's primary businesses insure or reinsure municipal and asset-backed obligations, trade credit and other credit-related businesses.

      Commenting on the transaction, Radian Chairman and Chief Executive Officer Frank P. Filipps said: "This transaction accelerates Radian's long-term, strategic plan to diversify across the credit enhancement spectrum. It leverages our company's expertise in credit and risk management, and will create new options for Radian clients seeking the most cost-effective credit enhancements and financial products.

      "Enhance Financial's clients, which include some of the nation's largest corporate and municipal bond insurers, investment banks and issuers, will benefit from Radian's stronger balance sheet and our deep understanding of, and commitment to, the financial guaranty business."

      "Enhance Financial recently announced a strategic plan to refocus on our core businesses -- reinsurance and asset-based insurance," commented Daniel Gross, President and Chief Executive Officer of Enhance Financial. "At that time, we said that we would also consider a strategic buyer, and that is certainly our view of Radian.

      "Our respective businesses complement one another. Their management is committed to the financial guaranty sector, the company has a strong balance sheet, and our two organizations are culturally compatible. This is a strong match, and one that will accelerate Enhance Financial's future success."

      Radian said that Enhance Financial will operate as a standalone unit, under its current name and will continue to be headquartered in New York City.

      Goldman Sachs acted as Radian's financial advisor in this transaction, and Morgan Stanley Dean Witter acted as advisor to Enhance Financial.

      Radian Group Inc. will hold a conference call to discuss this acquisition today at 9:00 a.m. Eastern time. To participate in the call, please dial 1-888-209-3797. Individuals interested in listening to the call may logon to the simultaneous webcast at: http://www.videonewswire.com/RADIAN/111300/. The call will also be archived on the website www.prnewswire.com. To access the replay, click on the conference calls link under Multimedia.

      Enhance Financial Services Group Inc. is a leading provider of credit-based insurance and financial services. Enhance Financial's subsidiaries and affiliates provide financial guaranty insurance and reinsurance in a wide variety of domestic and international markets. Its Enhance Reinsurance Company is the largest provider of financial guaranty reinsurance in the United States.

      Radian Group Inc. is the parent company of Radian Guaranty Inc. The company provides private mortgage insurance and risk management services to mortgage lenders nationwide; these services increase homeownership opportunities by helping people to buy homes with downpayments of less than 20 percent. Private mortgage insurance protects lenders from default-related losses on residential first mortgages and facilitates the sale of low-downpayment mortgage loans in the secondary market.

SOURCE Radian Group Inc.
      - 0-              11/14/2000

      /CONTACT:  Rick Lutenski for Enhance  Financial,  212-984-9153;  or Bill
Campbell,   media,   212-254-6670,   or   Jonathan  T.   McGrain,   investors,
215-564-6600, ext. 3319, both for Radian/

      /Web site: http://www.radianmi.com/
      (RDN EFS)

CO:   Radian Group Inc.; Enhance Financial Services Group Inc.
ST:   Pennsylvania, New York
IN:   FIN RLT INS
SU:   TNM

-0- NOV/14/2000 12:05 GMT